Exhibit 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except per share data)
	For the Three Months Ended June 30,
	2002	2001

Numerator:
Net income available to common shareholders	$19,437	$19,160
Less: adjustment for gain (loss) on sales of investments in
rental properties available to common shareholders	-	-

Numerator for basic earnings per share-income from continuing
operations available to common shareholders	19,437	19,160

Effect of dilutive securities:
Minority interest in income convertible into common shares	788	884

Numerator for diluted earnings per share	$20,225	$20,044

Denominator:
Denominator for basic earnings per share – weighted average
shares	45,950	46,430
Effect of dilutive securities:
Weighted average convertible operating company units	1,630	1,900
Stock options	500	350

Dilutive potential common shares	2,130	2,250

Denominator for diluted earnings per share-adjusted for
weighted average shares and assumed conversion	48,080	48,680

Basic earnings per share excluding gain (loss) on sale	$0.42	$0.41

Diluted earnings per share excluding gain (loss) on sale	$0.42	$0.41

	For the Six Months Ended June 30,
	2002	2001

Numerator:
Net income available to common shareholders	$39,635	$36,820
Less: adjustment for gain (loss) on sales of investments in
rental properties available to common shareholders	-	-

Numerator for basic earnings per share-income from continuing
operations available to common shareholders	39,635	36,820

Effect of dilutive securities:
Minority interest in income convertible into common shares	1,587	1,768

Numerator for diluted earnings per share	$41,222	$38,588

Denominator:
Denominator for basic earnings per share – weighted average
shares	45,895	46,320
Effect of dilutive securities:
Weighted average convertible operating company units	1,630	1,960
Stock options	435	400

Dilutive potential common shares	2,065	2,360

Denominator for diluted earnings per share-adjusted for
weighted average shares and assumed conversion	47,960	48,680

Basic earnings per share excluding gain (loss) on sale	$0.86	$0.79

Diluted earnings per share excluding gain (loss) on sale	$0.86	$0.79